Exhibit 3.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into this 11th day of January 2019 (the “Execution Date”) by and among FERIA DEL CÁÑAMO, S.L., a corporation organized under the laws of Spain (the “Company” or “Spannabis”); SPANNABIS ACQUISITION CORP., a corporation organized under the laws of Spain (the “Purchaser”); and HIGHTIMES HOLDING CORP., a corporation organized under the laws of the State of Delaware, United States (“Hightimes” or the “Parent”). The Purchaser, the Company and Hightimes are sometimes referred to herein individually as a “Party” and together as the “Parties”. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in Article I hereof.

RECITALS

WHEREAS, the Company owns and publishes, among other things, a print magazine known as Cannabis Magazine™ (the “Publication”) and has for the past sixteen years sponsored and conducted an annual trade show in Barcelona, Spain for the cannabis sector worldwide under the name “World Cannabis Conference” (the “Trade Shows”, and together with the Publication, the “Business”); and

WHEREAS, Purchaser desires to purchase from the Company substantially all of the assets and properties of the Business hereinafter described, and the Company desires to sell such assets and properties to Purchaser for the consideration set forth herein; and

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, for themselves and their respective successors and assigns, hereby covenant and agree as follows:

ARTICLE I
DEFINITIONS

(a) Definitions. As used in this Agreement, the following terms shall have the following meanings, applicable both to the singular and the plural forms of the terms described:

“Advertiser Agreements” shall mean any and all contracts or agreements between the Company and Persons advertising at the Trade Shows, in the Publication and on the Spannabis Sites.

“Affiliate” of a Person shall mean any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Asset Purchase Agreement, together with the schedules and exhibits hereto, as the same may be amended or supplemented from time to time in accordance with the provisions hereof.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York or California are authorized or required by law to close.

“Charter Documents” shall mean, with respect to any entity, such entity’s certificate or articles of incorporation or formation, by-laws, operating agreement or any other organizational documents.

“Closing Date” shall mean a date that the Parties shall agree to promptly following the completion of the Hightimes Liquidity Event, expected to be consummated between March 31, 2019 to May 31, 2019.

“Closing Date Balance Sheet” shall mean an unaudited balance sheet of the Company, dated as of September 30, 2018 and prepared by the management of Spannabis, that shall list all assets of the Company (including the Purchased Assets) and all Liabilities associated with the Business.

“Closing Market Price” shall mean, with respect to the Hightimes Liquidity Event, the initial per share offering price that has been established at $11.00 per share, of Hightimes Common Stock in connection with the Hightimes IPO.

“Contract” shall mean any contract, agreement, license, lease or other written instrument between the Company and any other Person.

“Dollars” or “USD” shall mean United States dollars.

“ExWorks” shall mean ExWorks Capital Fund I, L.P., a Delaware limited partnership and the senior secured lender to the Hightimes Group.

“ExWorks Consent” shall mean the written consent of ExWorks to this Agreement and all of the transactions contemplated hereby, to be delivered to Hightimes and Purchaser prior to the Closing Date.

“GAAP” shall mean generally accepted accounting principles, consistently applied.

“Governmental Authority” shall mean any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Hightimes Common Stock” shall mean the Class A voting common stock of Hightimes, par value $0.001 per share.

“Hightimes Group” shall mean the collective reference to Hightimes, and each direct or indirect subsidiary of Hightimes, including the Purchaser.

“Hightimes IPO” shall mean initial public offering of Hightimes Common Stock pursuant to a Form 1-A Offering Circular in connection with a maximum $50,000,000 Reg A+ Tier II Offering under the Jumpstart Our Business Act of 2012, as filed with and approved by the United States Securities and Exchange Commission on July 26, 2018.

“Knowledge” of the Company shall mean the current actual knowledge of the [managing directors], executive officers and board of directors of Spannabis, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Legal Proceeding” shall mean any suit, litigation or legal proceeding commenced by or before any court or other Governmental Authority.

“Liquidity Event” shall mean consummation of a Qualified Offering.

“Liquidity Event Completion Date” shall mean the expected date of between January 31, 2019 and February 15, 2019.

“Material Adverse Effect” shall mean means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Business, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect on the Business, the Purchased Assets or Assumed Liabilities, the Purchaser or Hightimes: (a) any adverse effect resulting from or arising out of the announcement or pendency of this Agreement or the transactions contemplated hereby (including without limitation any adverse effect resulting from the departure of key employees, if applicable); (b) any adverse effect resulting from or arising out of general economic conditions; (c) any adverse effect resulting from or arising out of general conditions in the industries in which the Company operates to the extent that they do not disproportionately affect the Company, taken as a whole; (d) any adverse effect resulting from any changes to Law; or (e) any adverse effect resulting from or arising out of any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof.

“National Securities Market” shall mean any one of the following securities exchanges or markets in the United States or the Dominion of Canada: The New York Stock Exchange, Inc., American Exchange, the OTC Markets, including the OTCQX or OTCQB markets, the Toronto Venture Exchange or the Canadian Securities Exchange.

“Outside Closing Date” shall mean May 31, 2019, or such later date that may be agreed upon by the Parties.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority or any department, agency or political subdivision thereof.

“Purchased Assets” shall have the meaning set forth in Article II, Section (a) of this Agreement.

“Qualified Offering” shall mean the completion of Hightimes IPO and listing or trading of the Hightimes Common Stock on a National Securities Market.

“Revenues” means all revenues derived from operation of the Business, including, without limitation, revenues that are derived through fees charged to attend Trade Shows and under Advertising Agreements.

“Sites” means the Web sites located at www.spannabis.com and cannabismagazine.es, their subdomains, and any other Web sites of the Business.

“Subject Shares” shall have the meaning set forth in Article II, Section (e)(ii) of this Agreement.

“Taxes” shall mean all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(b) Internal References. Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement.

ARTICLE II
PURCHASE AND SALE OF PURCHASED ASSETS; CONSIDERATION

(a) Purchased Assets. Effective as of the Closing Date, the Company hereby sells, transfers, conveys and assigns (collectively, “Transfers”) to Purchaser, and Purchaser hereby agrees to purchase, the following assets and properties of the Company, to the extent that such assets and properties relate solely to the Business (collectively, the “Purchased Assets”). The Purchased Assets shall include, without limitation:

(i) all cash or marketable securities derived from operation of the Business;

(ii) all Sites, domain registrations, trademarks, trade secrets, copyrights and other intellectual property of the Business, or used in connection therewith, that are listed on Schedule II(a) annexed hereto (the “Intellectual Property”), and such Intellectual Property assets shall include all access codes;

(iii) all rights of the Company under outstanding Advertiser Agreements arising after the Closing Date;

(iv) all rights of the Company under any Contracts with third parties who provide goods or services to the Company in connection with its operation of the Business (collectively, the “Operations Agreements”);

(v) all inventories of the Business on hand as at the Closing Date;

(vi) any receivables (loans, accounts, or otherwise), including all rights to receive payments from other Persons existing at the Closing (as defined below) for all periods prior to the Closing Date;

(vii) any furniture or fixtures or equipment used in the Business;

(viii) any security deposits for leases;

(ix) all benefits under any Contracts with employees of the Business that Purchaser elects to employ on or following the Closing (provided such employees in their discretion agree to become employed by Purchaser) and under any Contracts with independent contractors that Purchaser elects to retain following the Closing;

(x) all Revenues arising from and after the Closing Date; and

(xi) any other miscellaneous Contracts of the Company relating to the Business that Purchaser elects to assume on the Closing Date

On the date hereof and on the Closing Date, the Company shall provide Purchaser with a complete and itemized list of the Purchased Assets as of such date, including the name, address and contact person of the location of all print inventory.

(b) Excluded Assets. Other than the Purchased Assets, Purchaser expressly understands and agrees that it is not purchasing or acquiring, and the Company is not selling or assigning, any other assets or properties of the Company, and all such other assets and properties shall be excluded from the Purchased Assets (collectively, the “Excluded Assets”). The Excluded Assets include, without limitation, the following:

(i) any assets of the Company that are totally unrelated to the Business; and

(ii) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of the Company, all employee-related or employee benefit-related files or records, other than personnel files of the Transferred Employee (as defined below), and any other books and records which the Company is prohibited from disclosing or transferring to Purchaser under applicable Law and is required by applicable Law to retain.

(c) Assumption of Liabilities. Effective as of the Closing Date, Purchaser shall assume only those Liabilities (as defined below) that may arise from and after the Closing Date that are directly associated with the Purchased Assets, including, without limitation: (i) all obligations arising on or after the Closing Date under outstanding Advertiser Agreements, (ii) all obligations arising on or after the Closing Date under outstanding Operations Agreements, (iii) all obligations relating to Intellectual Property, (iv) to the extent Purchaser or Hightimes elects to offer employment to any current employees of the Company or the Business on or after the Closing Date (which the Company acknowledges that Purchaser or Hightimes is under no obligation to do), all employment obligations relating to any such employees who accept employment by Hightimes or Purchaser (each, a “Transferred Employee”) that accrue on or after the commencement of their employment with Purchaser or Hightimes, and (v) all obligations under Contracts with any independent contractors for all periods following the Closing Date, to the extent that Purchaser elects to assume any of such Contracts on or following the Closing (collectively, the “Assumed Liabilities”).

(d) Excluded Liabilities. Other than the Assumed Liabilities, neither Hightimes nor Purchaser shall assume and be responsible for in any respect any other Liabilities of the Company or the Business (the “Excluded Liabilities”), including, without limitation, (i) any Liabilities arising out of or relating to the Company’s ownership or operation of the Business and the Purchased Assets prior to the Closing Date; (ii) any Liabilities relating to or arising out of the Excluded Assets; (iii) any Liabilities for Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period ending on or prior to the Closing Date; and (iv) all liabilities and obligations with respect to employees of the Company or the Business, other than the Transferred Employees for periods following the Closing Date. In such connection, the Company shall pay and discharge all of the Excluded Liabilities and shall indemnify, defend and hold harmless Purchaser and Hightimes from any Liabilities associated therewith.

(e) Consideration. In addition to its assumption of the Assumed Liabilities, in consideration for the Purchased Assets, Hightimes shall cause to be paid or issued to the Company the following consideration (the “Consideration”), valued at Seven Million Dollars (USD $7,000,000), which Consideration which shall be payable as follows :

(i) Three Million Dollars (USD $3,000,000) payable at the Closing by wire transfer of immediately available funds to an account designated by the Company; and

(ii) Stock certificates (with appropriate legends) and stock powers executed in blank, representing Three Hundred Sixty-Three Thousand Six Hundred Thirty-Six (363,636) shares of Hightimes Common Stock, which number shall be based on dividing Four Million Dollars (USD $4,000,000) by the $11.00 per share Closing Market Price in the Hightimes IPO (the “Subject Shares”), which Subject Shares shall be issuable to the Company on the 180th day following Closing and shall be subject to adjustment based on the closing price of the Hightimes Common Stock on the 179th day following Closing.

(f) 2019 Trade Show. Regardless of when the Closing is consummated, the Company shall be entitled to retain all profits related to its production of the 2019 Trade Show.

(g) 2020 and 2021 Trade Shows. Following Closing, Hightimes shall be responsible for making payments to the Company of $500,000 (the “Trade Show Fee”) on each of April 5, 2020 and April 5, 2021 in conjunction with the Company hosting a Trade Show in 2020 and 2021. In the event a Trade Show is not held in either year, no Trade Show Fee shall be owed for such year.

(g) Other Closing Documents. At the closing of the transactions contemplated by this Agreement (the “Closing”), the Company shall execute and deliver to Purchaser such bill of sales, assignments and other documents and instructions as shall reasonably be required to Transfer good and marketable title in and to the Purchased Assets to Purchaser.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SPANNABIS

The Company hereby represents and warrants to Purchaser and Hightimes, as follows:

(a) Organization. Spannabis is a corporation duly organized and validly existing under the laws of Spain, and has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its Business as it has been and is currently conducted. Spannabis is duly licensed or qualified to do business and is in good standing in each other jurisdiction in which the properties owned or leased by it or the operation of the Business as currently conducted makes such licensing or qualification necessary. All corporate actions taken or to be taken by Spannabis in connection with this Agreement will be duly authorized on or prior to the Closing.

(b) Power and Authority. Spannabis has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. Spannabis has obtained all necessary approvals for the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Spannabis and (assuming due authorization, execution and delivery by Purchaser and Hightimes) constitutes Spannabis’ legal, valid and binding obligation, enforceable against Spannabis in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy.

(c) No Conflict. The execution, delivery and performance by Spannabis of this Agreement do not conflict with, violate or result in the breach of, or create any encumbrance on the equity of Spannabis or any of the Purchased Assets pursuant to any agreement, instrument, order, judgment, decree, Law or governmental regulation to which Spannabis is a party or is subject or by which the Spannabis equity or the Purchased Assets are bound.

(d) No Consents or Approvals. No governmental, administrative or other third-party consents or approvals are required by or with respect to Spannabis in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(e) No Actions. There are no actions, suits, claims, investigations or other Legal Proceedings pending or, to the Knowledge of Spannabis, threatened against or by Spannabis or the Purchased Assets, including Legal Proceedings that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(f) Compliance with Laws; Permits. The Company has complied, and is now complying, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets. All Permits required for the Company to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by the Company and are valid and in full force and effect.

(g) Liabilities. Spannabis has no material liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise relating solely to the Business (collectively, “Liabilities”), except (i) obligations arising under Advertiser Agreements and Operations Agreements, (ii) obligations arising under this Agreement, and (iii) those Liabilities which are described, reflected or reserved against in the Closing Date Balance Sheet.

(h) Advertiser Agreements and Operations Contracts. Spannabis has provided Purchaser with true and complete copies of all Advertiser Agreements and Operations Contracts, all of which are listed on Schedule III(h) annexed hereto. All Advertiser Agreements and Operations Contracts are in full force and effect and are enforceable in accordance with their respective terms, subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy. Spannabis is not in material breach of or in default under, and, to the Knowledge of Spannabis, no other party to any such Advertiser Agreements or Operations Contracts is in breach of or in default under, any such Advertiser Agreements or Operations Contracts, nor has any event occurred that, upon notice or the lapse of time, or both, would constitute such a breach or default. Spannabis has not received any written notice, and has no Knowledge, that any of its advertisers or other parties under any Advertiser Agreements or Operations Contracts has ceased, or intends to cease after the Closing, to do business with the Purchaser. Spannabis has provided Purchaser with a true and complete list of all advertisers in the Business and on the Sites.

(i) Intellectual Property. Schedule III(i) annexed hereto identifies each patent or registration which has been issued to the Company with respect to any registered Intellectual Property relating to the Business, identifies each pending patent application, all unregistered Intellectual Property and each application for registration which Spannabis possesses or has made with respect to the Business, and identifies each written license, Contract or other permission which Spannabis has granted to any third party with respect to any of the Business’s Intellectual Property (together with any exceptions). With respect to each item of Intellectual Property: (i) Spannabis possesses all right, title, and interest in and to the item, free and clear of any Lien (as defined below), license, or other restriction; (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Spannabis, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; (iv) to the extent that Spannabis is a party to any license, Contract or other permission to enable the Business to use any Intellectual Property, the applicable license, sublicense or permission covering the item is legal, valid, binding, enforceable, and in full force and effect and will remain in full force and effect on identical terms following the consummation of the Transactions contemplated hereby; and (v) Spannabis has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(j) Title to Purchased Assets. Spannabis has good and marketable title to all of the Purchased Assets and owns or leases such Purchased Assets free and clear of all charges, mortgages, security interests, liens or encumbrances (collectively, “Liens”). The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.

(k) No Restrictions on Transfer. There are no restrictions or limitations on the ability of Spannabis to Transfer good and marketable title to all of the Purchased Assets to the Purchaser, and no third Person has any claim to or rights with respect to the Purchased Assets, except as disclosed on Schedule III(l) to this Agreement.

(l) Accounts Receivable. To the Knowledge of Spannabis, all accounts receivable and rights to receive payments from third Persons are valid, enforceable and collectible in the ordinary course of the Business.

(m)   Personal Property. All equipment, fixtures and other items of personal property included in the Purchased Assets are in good operating condition and sufficient to enable the Purchaser to conduct the Business following the Closing Date, reasonable wear and tear excepted.

(n) Taxes. All Tax Returns with respect to the Business required to be filed by the Company for any pre-Closing Tax period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid. The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(o) Financial Statements. The financial statements provided to Hightimes, including, without limitation, the Closing Date Balance Sheet, have been, and the Audited Financial Statements (as defined below) (collectively, the “Financial Statements”) shall be, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of unaudited financial statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Business, and fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated.

(p) Brokers. Neither the Company nor any of its officers, directors, employees or stockholders has employed or engaged any broker or finder in connection with the transactions contemplated by this Agreement and no fee or other compensation is or will be due and owing to any broker, finder, underwriter, placement agent or similar person in connection with the transactions contemplated by this Agreement.

(q) Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in any disclosure schedules to this Agreement or any certificate or other document furnished or to be furnished to Hightimes or Purchaser pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND HIGHTIMES

Purchaser and Hightimes (collectively, the “Hightimes Parties”) hereby jointly and severally represent and warrant to Spannabis that:

(a) Organization, Good Standing and Qualification. Hightimes is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Purchaser is a corporation duly organized and validly existing under the laws of Spain. Each of Hightimes and Purchaser has full power and authority to own and use its properties and its assets and conduct its business as currently conducted. The Hightimes Parties are not in violation of any of the provisions of their respective Charter Documents. Each of the Hightimes Parties is duly qualified to conduct business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not result in a direct and/or indirect (i) material adverse effect on the legality, validity or enforceability of any of the Subject Shares and/or this Agreement, (ii) material adverse effect on the results of operations, assets, business or condition (financial and other) of the Hightimes Parties, or (iii) material adverse effect on the Hightimes Parties’ ability to perform in any material respect on a timely basis its obligations under this Agreement (any of (i), (ii) or (iii), a “Purchaser Material Adverse Effect”).

(b) Capitalization and Ownership of Hightimes. As at the date of this Agreement, Hightimes owns 100% of the shares of capital stock of the Purchaser. Hightimes is authorized to issue an aggregate of 120,000,000 shares of its capital stock, $0.0001 par value per share, of which (i) 110,000,000 shares are designated as common stock, with 100,000,000 shares designated as Class A voting common stock (“Class A Common Stock”) and 10,000,000 shares designated as Class B non-voting common stock (the “Class B Common Stock“, and together with the Class A Common Stock, the “Common Stock”), and (ii) 10,000,000 shares designated as preferred stock (the “Preferred Stock”), which may be issued in one or more series containing such rights, preferences and privileges as the board of directors of the Hightimes Parties may, from time to time, designate. As at the date of this Agreement, an aggregate of approximately 28,000,000 shares of Class A Common Stock are issued and outstanding, and no shares of Class B Common Stock or Preferred Stock have been issued. The Subject Shares, when issued to the Company in accordance with the terms and conditions of this Agreement, will be duly authorized validly issued, fully paid and non-assessable, free and clear of all Liens (other than those arising under federal or state securities laws as a result of the issuance of the Subject Shares). The issue and sale of the Subject Shares will not result in a right of any holder of any securities of the Hightimes Parties to adjust the exercise, exchange or reset the price under such securities or give rise to any preemptive rights, rights of first refusal or other similar rights. The authorized capital stock of Purchaser consists of 1,000 shares, without par value, of which 1,000 shares are issued and outstanding and owned of record and beneficially by Hightimes. Each of the Hightimes Parties has made available to Spannabis true and complete copies of its Charter Documents, as in effect on the date hereof.

(c) Authorization; Enforceability. Subject to obtaining the ExWorks Consent, each of the Hightimes Parties has all corporate right, power and authority to enter into, execute and deliver this Agreement and each other agreement, document, instrument and certificate to be executed by the Hightimes Parties in connection with the consummation of the transactions contemplated hereby and to perform fully its obligations hereunder and thereunder. All corporate action on the part of each of the Hightimes Parties necessary for the authorization execution, delivery and performance of this Agreement by the Hightimes Parties has been taken. This Agreement has been duly executed and delivered by each of the Hightimes Parties and (assuming due authorization, execution and delivery by the Company) constitutes a legal, valid and binding obligation of each of the Hightimes Parties, enforceable against it in accordance with its respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy.

(d) No Conflict; Governmental Consents.

(i) The execution and delivery by Hightimes and Purchaser of this Agreement, the issuance and sale of the Subject Shares and the consummation of the other transactions contemplated hereby or thereby do not and will not (i) result in the violation of any Law by which Hightimes and the Purchaser is bound, (ii) conflict with or violate any provision of the Charter Documents of each of the Hightimes Parties, and (iii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute (with or without due notice or lapse of time or both) a default or give to others any rights of termination, amendment, acceleration or cancellation (with or without due notice, lapse of time or both) under any Contract to which Hightimes orthe Purchaser is a party or by which any of them is bound or to which any of their respective properties or assets is subject, except for any breach, violation or default that would not constitute a Purchaser Material Adverse Effect.

(ii) No approval by the holders of Hightimes Common Stock, or other equity securities of the Hightimes Parties, is required to be obtained by Hightimes Parties in connection with the authorization, execution, delivery and performance of this Agreement or in connection with the authorization, issue and sale of the Subject Shares, except as has been previously obtained.

(iii) Except for the ExWorks Consent, no consent, approval, authorization or other order of any Governmental Authority or any other Person is required to be obtained by Hightimes or the Purchaser in connection with the authorization, execution, delivery and performance of this Agreement or in connection with the authorization, issue and sale of the Subject Shares and, upon issuance, the Subject Shares.

(e) Litigation. Hightimes knows of no pending or threatened Legal Proceeding against Hightimes or the Purchaser which would reasonably be likely to result in a Purchaser Material Adverse Effect. Hightimes is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or Governmental Authority which would reasonably be likely to result in a Purchaser Material Adverse Effect.

(f) Reg A+ Offering Circular. Hightimes has filed with the SEC (as defined below) a Form 1-A and a related Regulation A+ Offering Circular (the “Reg A Offering”), which was qualified by the SEC on July 26, 2018, and no stop order has been entered by the SEC with respect thereto.

(g) Investment Company. Hightimes is not, and upon completion of the Hightimes IPO, it will not be, an “investment company” within the meaning of such term under the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

(h) Brokers. Neither Hightimes nor the Purchaser, nor any of their respective officers, directors, employees or stockholders, has employed or engaged any broker or finder in connection with the transactions contemplated by this Agreement and no fee or other compensation is or will be due and owing to any broker, finder, underwriter, placement agent or similar person in connection with the transactions contemplated by this Agreement. Neither Hightimes nor the Purchaser are party to any agreement, arrangement or understanding whereby any person has an exclusive right to raise funds and/or place or purchase any debt or equity securities for or on behalf of Hightimes and the Purchaser.

ARTICLE V

CERTAIN ADDITIONAL COVENANTS OF THE PARTIES

(a) Access to Information. From the date hereof until the Closing Date, the Company shall (i) afford the Hightimes Parties and their Representatives (as defined below) reasonable access to and the right to inspect all of the properties, assets, premises, books and records, Contracts and other documents and data related to the Business; (ii) furnish the Hightimes Parties and their Representatives with such financial, operating and other data and information related to the Business as the Hightimes Parties or any of their Representatives may reasonably request; and (iii) instruct its Representatives to cooperate with the Hightimes Parties and their Representatives in their investigation of the Business and the Purchase Assets; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to the Company, in such a manner as not to interfere with the conduct of the Business or any other businesses of the Company.

(b) Spannabis Audited Financial Statements. On or immediately following execution of this Agreement, Spannabis shall fully cooperate with Hightimes and its internal accountants and independent auditors to enable Hightimes to obtain on or before March 31, 2019 audited financial statements of the Business as at December 31, 2017 and December 31, 2018 (collectively, the “Audited Financial Statements”), which Audited Financial Statements shall include balance sheets and statements of operations and cash flows for the two (2) fiscal years then ended.

(c) Non-Solicitation. Spannabis agrees that for a period of twenty-four (24) months following the Closing Date, neither Spannabis nor any of its Representatives shall:

(i) solicit individuals who are presently employees of the Hightimes Group to be employees of any other business, other than through general advertising not specifically targeted toward any Person known by Spannabis to be an employee of the Hightimes Group;

(ii) directly or indirectly induce or attempt to induce any employee of the Hightimes Group to leave his or her employment, or in any way interfere with the relationship between the Hightimes Group and any employee thereof (other than through general advertising not specifically targeted toward any Person known by Spannabis to be an employee of any of the Hightimes Parties); or

(iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Hightimes Group, to cease doing business with, or modify its business relationship with, the Hightimes Group, or in any way interfere with or hinder the relationship between any such customer, supplier, licensee or business relation and the Hightimes Group; provided, however, that Spannabis shall be permitted to solicit advertisers and vendors for its remaining publications, sites and other media properties, including advertisers and vendors that advertise in or are otherwise connected with the Business or that advertise in or are otherwise connected with other publications owned, operated or controlled by the Hightimes Parties, in each case without violating the provisions of this subsection (iii).

(c) Non-Competition. As further consideration for the payment of the Consideration set forth in Article II above, Spannabis hereby agrees that for a period of twenty-four (24) months following the Closing Date (the “Restricted Period”), neither Spannabis nor any Affiliate of Spannabis, shall own any equity interest in, be employed by, or act as a consultant to, any corporation, partnership, limited liability company or other entity (each, a “Competing Entity”) that is engaged in a Competing Business (as defined below). The provisions of this Section (c) shall not apply to (i) any Competing Entity with net revenues in its prior fiscal year not in excess of five (5%) percent of the aggregate net revenues of Spannabis; (ii) participation in (A) any non-profit boards and committees; or (B) any industry associations in which one or more of the members publish magazines that are engaged in a Competing Business. For purposes of this Section, the term “Competing Business” shall mean (i) the Business, (ii) the sponsoring, production and conducting trade shows and events in Europe relating to cannabis, (iii) the sale of one or more print and digital publications devoted primarily to or primarily providing information concerning the cannabis industry or cannabis culture, (iv) the establishment and production of seminars, conferences or events primarily relating to the cannabis industry or cannabis culture, and (v) other e-commerce initiatives and licensing of the “High Times”® brand, including the development of an e-commerce store offering clothing and other products, in each case, associated primarily with cannabis or dedicated primarily to cannabis and the cannabis culture.

(d) Injunctive Relief. Spannabis agrees that a violation or threatened violation of any of the provisions of Sections (b) or (c) this Article V shall cause immediate and irreparable harm to the Hightimes Parties and that the damage to the Hightimes Parties will be difficult or impossible to calculate with precision. Therefore, in the event Spannabis or any Spannabis Affiliate violates the provisions of Section (b) or (c) of this Article V, an injunction restraining Spannabis or any Spannabis Affiliate from such violation may be obtained by any one or more member of the Hightimes Parties in addition to any other relief then available to the aggrieved party or parties. If, at the time of enforcement of any provision of Section (b) or (c) of this Article V, a court shall hold that the duration, scope or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope or other restrictions and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and other restrictions permitted by law; provided, however, that the substituted period shall not exceed the period contemplated by this Agreement.

(e) Conduct of the Business. Between the Execution Date and the Closing Date, Spannabis hereby covenants and agrees:

(i) to conduct the Business only in the ordinary course of business as previously conducted (provided that any changes to the Business resulting from the departure of any employees prior to the Closing Date shall not be deemed to be a violation of this provision);

(ii) not to accelerate the collection of any accounts receivable or the defer the payment of accounts payable;

(iii) unless approved in writing in advance by Purchaser or Hightimes, not to terminate, amend or modify any existing Contract contemplated to be included in the Purchased Assets or enter into any new Contract binding upon the Business;

(iv) not to sell, transfer, assign or subject to any Lien any of the Purchased Assets, other than sales of inventory in the ordinary course of the business of the Business; and

(v) not to incur any Indebtedness.

(f) ExWorks Consent. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to obtaining the ExWorks Consent on or before the Closing Date. Hightimes hereby agrees to use its commercially reasonable efforts (but without being obligated to incur any additional liability or indebtedness) to obtain such ExWorks Consent.

(g) Tradability of Subject Shares. After issuance of the Subject Shares upon the Hightimes Liquidity Event, the Subject Shares shall be subject to a contractual lock-up agreement in form of the Lock-up Agreement attached hereto as Exhibit A (the “Lock-up Agreement”) for a period that is no longer than one hundred eighty (180) calendar days following the consummation of the Hightimes Liquidity Event (the “Lock-up Period”), after which time the Subject Shares shall be freely tradeable without volume or other restrictions, subject to compliance by Hightimes and Spannabis with applicable securities Laws.

(h) Regulation S and Rule 144. With a view to making available to Spannabis the benefits of both Regulations S and Rule 144 (“Rule 144”) promulgated by the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933, as amended (the “Securities Act”), and any other rule or regulation of the SEC that may at any time permit Spannabis to sell the Subject Shares to the public without registration, Hightimes shall:

(i) make and keep available adequate current public information, as those terms are understood and defined in Rule 144, at all times after the Qualified Offering;

(ii) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of Hightimes, if applicable, under the Securities Act and/or the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(iii) furnish to Spannabis, so long as Spannabis owns any Subject Shares, forthwith upon request (i) a written statement by Hightimes that it has complied with the reporting requirements of Rule 144, the Securities Act, and the Exchange Act; and (ii) customary legal opinions and any such other information as may be reasonably requested by Spannabis in availing Spannabis of the benefits of Rule 144 or any other rule or regulation of the SEC that permits the selling of any such securities without registration.

(i) Contractual Limitation on Transfer. There are no restrictions on transfer of the Subject Shares, other than the Lock-up Agreement and any restrictions imposed pursuant to applicable federal and state securities laws concerning public offerings of restricted securities issued in private placement transactions.

(j) Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser.

(k) Further Assurances. Following the Closing, each of the Parties shall, and shall cause its Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VI
INDEMNIFICATION

(a) Indemnification. Each of Spannabis, on the one hand, and Purchaser and Hightimes, on the other hand (each, an “Indemnifying Party”) agrees to indemnify, defend and hold harmless the other Party or Parties and its directors, officers, agents and employees (each an “Indemnified Person”) from and against any loss, cost or damage (collectively, “Losses”) related to, and to reimburse each Indemnified Person for all reasonable expenses (including, without limitation, attorneys’ fees) as they are incurred in connection with pursuing or defending any third-party claim, action or proceeding (collectively, “Actions”) arising out of or relating to, an Indemnifying Party’s (i) breach of a representation and warranty, (ii) willful misconduct in performing or failing to perform such Indemnifying Party’s obligations under this Agreement, or (iii) breach of this Agreement. In addition to and not in lieu of the foregoing, Spannabis shall indemnify, defend and hold harmless each of Purchaser and Hightimes and their respective directors, officers, agents and employees for any Losses incurred in connection with any Excluded Liabilities and Excluded Assets, and Purchaser and Hightimes shall indemnify, defend and hold harmless each of Spannabis and its directors, officers, agents and employees for any Losses incurred in connection with any Assumed Liabilities. In addition, if any Party to this Agreement or its directors, officers, agents and employees becomes aware of any (A) notice of violation of any Law relating to any Party or the operation of the business of such Party (a “Notice of Violation”), or (B) a Regulatory Action, it shall promptly notify the other Parties of all details regarding such Notice of Violation or Regulatory Action that are reasonably available to it. The Indemnifying Party accused of a violation or regulatory action specified in the Notice of Violation shall have the right, at its sole expense, but not the obligation, to defend any such Notice of Violation or Regulatory Action (and to compromise or settle such Notice of Violation or Regulatory Action). The Indemnified Persons shall also have the sole and exclusive right to select counsel for such Notice of Violation or Regulatory Action. Notwithstanding anything to contrary in the foregoing, the Parties shall consult with each other on all material aspects of the defense of any such matter, and shall reasonably cooperate with each other in all such actions or proceedings.

(b) Limitations on Liability.

(i) Spannabis shall only be obligated to indemnify any Indemnified Persons for Losses that equal or exceed $100,000 and then only with respect to such excess.

(ii) EXCEPT FOR THIRD-PARTY CLAIMS UNDER ANY INDEMNITY PROVISION HEREIN, IN NO EVENT SHALL ANY PARTY, WHETHER HIGHTIMES, PURCHASER OR SPANNABIS, BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(iii) Notwithstanding anything to the contrary in this Article V, and except for any acts or omissions by Spannabis that constitute fraud, violation of Law or willful misconduct, in the event Spannabis becomes obligated to indemnify any Indemnified Persons for Losses, Spannabis shall satisfy such indemnification obligations as follows: (i) first, by paying all or a portion of the amount of such Losses in immediately cash in available funds to the applicable Indemnified Person, up to a maximum of USD $4,000,000, and (ii) next, to the extent such indemnified obligations exceed USD $4,000,000, by paying all or a portion of the amount of such Losses by surrendering for redemption a number of Spannabis’ Subject Shares of Hightimes with a value equal to the amount of such Losses, which Subject Shares will be valued at the greater of (x) the price per share attributed to the Subject Shares or (y) the average closing prices of Hightimes for the five (5) trading days preceding the date on which such Subject Shares are surrendered; provided, however, that in no event shall Spannabis be required to surrender more than the total number of Subject Shares issued to Spannabis pursuant to this Agreement to satisfy any indemnification claims hereunder.

(c) Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Consideration for the Purchased Assets for Tax purposes, unless otherwise required by applicable Law.

(d) Survival. Each of the representations and warranties made by the Parties herein shall survive the Closing and remain in full force and effect thereafter.

ARTICLE VII

TERMINATION

(a) Termination Events. This Agreement may be terminated at any time prior to the Closing Date:

(i) by the mutual written consent of the Parties; or

(ii) by either Spannabis or Hightimes, in the event that a Hightimes Liquidity Event does not occur on or prior to the Outside Closing Date; or

(iii) by Purchaser or Hightimes, if (A) a Material Adverse Event shall have occurred and be continuing, or (B) if the ExWorks Consent shall not have been obtained by the Outside Closing Date; or

(iv) by Spannabis, if a Purchaser Material Adverse Event shall have occurred and be continuing;

(v) by Purchaser, Hightimes or Spannabis in the event of a Legal Proceeding instituted by a third party challenging or seeking to restrain the consummation of the transactions contemplated by this Agreement; or

(vi) by either Spannabis, on the one hand, or Purchaser and Hightimes, on the other hand, if a material breach of any provision of this Agreement has been committed by the other Party and such breach has not been cured within thirty (30) days following receipt by the breaching Party of written notice of such breach.

(b) Effect of Termination. Upon termination, all further obligations of the Parties under this Agreement shall terminate without liability of any Party to the other Parties to this Agreement, except that no such termination shall relieve any Party from liability for any fraud or willful breach of this Agreement.

ARTICLE VIII
MISCELLANEOUS

(a) Confidentiality. None of the Parties (each, a “Receiving Party”), along with its respective directors, officers, employees, agents, advisors, subcontractors, independent contractors, subsidiaries, and Affiliates (collectively its “Representatives”) shall, during the term hereof and for a period of two (2) years thereafter, without the other Parties’ (each, a “Disclosing Party”) prior written approval in each instance not to be unreasonably withheld, disclose or otherwise make available to any other Person (whether acquired on the Closing Date or during the continuance of this Agreement) any information relating to the Disclosing Party’s business plans, products, advertising, innovations, fees, advertising or product concepts, customers, technology, computer software, computer systems, marketing methods, sales margins, cost of goods, cost of materials, capital structure, operating results, or other business affairs, or any other proprietary or confidential information of the Disclosing Party (collectively, “Confidential Information”). The foregoing shall not apply to Confidential Information which: (i) is or becomes known to the general public (other than as a result of the disclosure, directly or indirectly, by the Receiving Party or its Representative); (ii) was or is made available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or any Affiliate, provided that such source is not, and was not, to the Receiving Party’s actual knowledge, bound by a confidentiality agreement with the Disclosing Party or any Affiliate or otherwise prohibited from transmitting such information by contract, legal or fiduciary obligation to the Disclosing Party, any Affiliate, or any third party; or (iii) is required to be disclosed by Law, provided the Receiving Party gives the Disclosing Party notice and an opportunity to seek an appropriate protective order at its own expense. It is understood that the information required to be held in confidence as herein provided may be disclosed by the Receiving Party only to its Representatives who need to know such Confidential Information for the purposes of fulfilling its obligations hereunder. Such Representatives, prior to any such disclosure, shall be informed of the confidential nature of such Confidential Information and shall agree in writing to be bound by the terms hereof. The confidentiality provisions set forth herein shall also apply separately to each subcontractor or independent contractor selected by any Party, and such Party shall be responsible for informing any such subcontractor of any confidential and proprietary information included in any work subcontracted for hereunder. Each Party shall have such Person agree to be bound in writing by confidentiality terms no less stringent than those set forth herein. All Confidential Information furnished to a Receiving Party by a Disclosing Party or any third party at the request of the Disclosing Party shall be and remain the property of the Disclosing Party. All copies of such Confidential Information in written, graphic, or other tangible form shall be returned to the Disclosing Party at any time upon the advance written request of the Disclosing Party or upon the termination of this Agreement for any reason whatsoever, subject to the terms hereof.

(b) Entire Agreement. This Agreement (including the schedules and exhibits constituting a part of this Agreement) constitutes the entire agreement among the Parties with respect to the subject matter hereof and shall supersede all prior agreements, understandings and negotiations, both written and oral, among the Parties with respect to the subject matter hereof.

(c) Information. Subject to applicable Law and privileges, each Party hereto covenants with and agrees to provide to the other Party all information regarding itself and transactions under this Agreement that the other Party reasonably believes is required to comply with all applicable federal, state, county and local Laws, including, but not limited to, securities Laws and regulations.

(d) Expenses. Each Party shall pay all of its own expenses in connection with this Agreement and the transactions to be performed hereunder.

(e) Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission or mail (with postage prepaid), to the following addresses:

If to Hightimes or
Purchaser, to:	Hightimes Holding Corp.
10990 Wilshire Boulevard, Penthouse
Los Angeles, CA 90024
Attn: Adam E. Levin, CEO
Tel: 310-774-0100
Email: adam@hightimes.com

With a copy (which alone shall not
constitute notice) to:	CKR Law
1800 Century Park East, 14th Floor
Los Angeles, CA 90067
Attn: Stephen A. Weiss, Esq.
Tel: 310-400-0110
E-mail: sweiss@ckrlaw.com

If to Spannabis, to:	Feria del Cáñamo, S.L.
Fira de Comella
Tirso de Milina 34 Street
Comella de Llobregat
Barcelona
08940
Spain
Attn: Carlos Palamino
Email: carlos@spanibis.com

With a copy (which alone shall not
constitute notice) to:	VEFUSGEM S.L.
C/ Orsense, 33, 4A
Madrid
28036
Spain
Attn: Jesus Hernandez
Tel: +34 665 021 479
E-mail: jesushmoyano@gmail.com

or to such other addresses or facsimile numbers as may be specified in writing by like notice to the other Party. Any notice involving non-performance, termination or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, via certified mail, return receipt requested. All other notices may also be sent by facsimile, confirmed by first class mail. All notices shall be deemed to have been given when received, if hand delivered; when transmitted, if transmitted by facsimile or similar electronic transmission method; one (1) working day after it is sent, if sent by recognized overnight courier; and three (3) days after it is postmarked, if mailed first class mail or certified mail, return receipt requested, with postage prepaid.

(g) Resolution of Disputes. Any dispute involving the interpretation or application of this Agreement which cannot be resolved by good faith negotiations among the Parties shall be resolved by final and binding arbitration before a panel of three (3) retired judges pursuant to the then obtaining rules of the JAMS Dispute Resolution. The Company shall select one (1) of the arbitrators, Hightimes shall select one (1) of the arbitrators, and the two (2) panelists so selected shall select the third arbitrator. The arbitration shall be held in New York, New York, United States, and the ruling of the panel of arbitrators shall be final and binding upon all Parties to this Agreement and their Affiliates, and may be enforced in any court of competent jurisdiction, including (i) the state and federal courts seated in the City of Los Angeles, California or Wilmington, Delaware (and any appellate court thereof), and (ii) any court of competent jurisdiction located in Barcelona, Spain.

(h) WAIVER OF JURY TRIAL. Each Party hereby irrevocably and unconditionally (i) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the arbitration procedures set forth in Section (g) above, and (ii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the resolution of disputes before JAMS Dispute Resolutions in New York, New York. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, DISPUTE, CLAIM, LEGAL ACTION OR OTHER LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT.

(i) Severability. If any terms or other provision of this Agreement or the schedules hereto shall be determined by a court, administrative agency or arbitrator to be invalid, illegal or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, this Agreement shall be construed as if not containing the particular invalid, illegal or unenforceable provision, and all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent permitted under applicable Law.

(j) Third Party Beneficiaries. Except with respect to the rights hereunder of any Indemnified Person, none of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any Person. No such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any Liability (or otherwise) against any Party hereto.

(k) Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the Parties hereto.

(l) Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(m) Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives, successors and permitted assigns. Except as otherwise expressly provided in this Agreement, no Party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other Parties, and any such assignment shall be void; provided, however, that a Party may assign this Agreement to a successor entity in conjunction with such Party’s reincorporation in another jurisdiction or into another business form.

(o) Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

(p) Interpretation. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

(q) Investor Representations. The Company acknowledges that the Subject Shares (i) shall not be, upon issuance, registered under the Securities Act or the securities Laws of any other jurisdiction, (ii) shall have been issued in reliance upon federal and state exemptions for transactions not involving a public offering and (iii) cannot be disposed of unless they are subsequently registered or exempted from registration under the Securities Act or other applicable securities Law. The Subject Shares are being acquired for the Company’s own account solely for investment and not with a view to resale or distribution thereof. The Company has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Hightimes Group, and the Company acknowledges that it has been provided adequate access to the personnel, properties, premises and records of the Hightimes Group for such purpose.

(r) Public Announcements. No Party shall issue any press release or make any public announcement relating to this Agreement or the transactions contemplated hereby or otherwise communicate with any news media regarding the subject matter of this Agreement or the transactions contemplated hereby, in each case without the prior written consent of the other Parties, and the Parties shall cooperate as to the timing and contents of any such announcement(s).

Balance of page intentionally left blank – signature page follows

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives.

Spannabis Acquisition Corporation

By:	/s/ Adam E. Levin	Dated: January 11, 2019
Name:	Adam E. Levin
Title:	Chief Executive Officer

Hightimes Holding Corp.

By:	/s/ Adam E. Levin	Dated: January 11, 2019
Name:	Adam E. Levin
Title:	Chief Executive Officer

Feria del Cáñamo S. L.

By:	/s/ Carlos Palamino	Dated: January 11, 2019
Name:	Carlos Palamino
Title:

Signature Page to Asset Purchase Agreement

Exhibit A

Lock-Up Agreement